Exhibit 10.1

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of August 30, 2010, by and among Patriot National Bancorp, Inc., a Connecticut corporation (“Patriot”), Patriot National Bank, a national banking association (the “Bank” and, together with Patriot, the “Companies”), and PNBK Holdings LLC, a Delaware limited liability company (the “Investor”).  Capitalized terms used but not defined herein shall have the meanings given them in the SPA (as defined below).

WHEREAS, the Companies and the Investor are parties to that certain Securities Purchase Agreement, dated as of December 16, 2009, as amended by the First Amendment to the Securities Purchase Agreement, dated as of May 3, 2010, by and among Patriot, the Bank and the Investor (the “SPA”); and

WHEREAS, the Companies and the Investor desire to further amend the SPA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to SPA. Section 7(a)(iii) of the SPA is hereby amended by replacing Section 7(a)(iii) in its entirety with the following:

“(iii) By the Investor or the Companies, in the event the transactions contemplated hereby are not consummated and closed by 5:00 p.m. eastern time October 15, 2010. The Parties agree that the Closing Date shall in no event occur later than October 15, 2010. The Parties further agree that in the event the transaction is not consummated and closed on or before October 15, 2010, the Agreement shall be automatically terminated and be of no further force or effect as of 5:00 p.m. eastern time October 15, 2010, without further action by either party and regardless of whether any party is then in breach of this Agreement and except for those provisions of this Agreement, including but not limited to Sections 7(b), 6.1(d)(v) and Section 8, which by the express terms of this Agreement survive the termination hereof. Furthermore, the failure to consummate the Closing as foresaid and the automatic termination of this Agreement, as set forth above, shall constitute a mutual consent as if in writing by the Investor and the Companies to the termination of this Agreement and the abandonment of the transaction, pursuant to Section 7(a)(i) of this Agreement, effective October 15, 2010, as of 5:00 p.m. eastern time as set forth above;”

2.
Ratification of SPA.  Except to the extent specifically amended hereby, the terms, provisions and conditions of the SPA are hereby ratified and confirmed and shall remain unmodified and in full force and effect in all other respects.  This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the SPA.

3.
Counterparts.  This Amendment may be executed in counterparts, each counterpart when so executed and delivered, including by facsimile or electronic mail, constituting an original, but all such counterparts together will constitute one and the same instrument.

4.	Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, this Amendment shall be governed exclusively by the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PATRIOT NATIONAL BANCORP, INC.
By: /s/ Charles F. Howell
Name: Charles F. Howell
Title: President and Vice Chairman
PATRIOT NATIONAL BANK
By: /s/ Charles F. Howell
Name: Charles F. Howell
Title: President and Chief Executive Officer
PNBK HOLDINGS LLC
By: PNBK Sponsor LLC,
its Managing Member
By: /s/ Michael A. Carrazza
Name: Michael A. Carrazza
Title: Manager